_______________________________________________________ Press Release For immediate release
                                                       _______________________________________________________
                                                       Invesco Mortgage Capital Inc. Reports Second
                                                       Quarter 2010 Financial Results

                                                                          Investor Relations Contact: Donald Ramon, 404-439-3228
                                                                          Media Relations Contact: Bill Hensel, 404-479-2886

Atlanta – August 4, 2010 -- Invesco Mortgage Capital Inc. (NYSE: IVR) (the “Company”) today announced results for the quarter ended June 30, 2010.

The Company reported net income of $22.0 million, or $0.91 per share (basic and diluted), for the quarter ended June 30, 2010, compared to $13.2 million, or $0.77 per share, for the quarter ended March 31, 2010.  The increase in net income and earnings per share was primarily driven by an increase in average earning assets and portfolio yield as the Company successfully deployed the capital raised in the follow-on common stock offering completed in May 2010.

The Company declared a dividend of $0.74 per share for the second quarter of 2010.  The dividend was paid on July 27, 2010.  The difference between earnings per share and the dividend per share is in part due to the higher number of common shares outstanding at the ex-dividend date compared to the average number of common shares outstanding for the quarter.

“The second quarter completes our first year as a public company and we are very pleased with the results,” said Richard King, Chief Executive Officer.  “During the second quarter we completed a follow-on common stock offering, increased net income by 67%, improved earnings per share by 18% and reduced our expense ratio 41 basis points.  This performance is in line with the strategy we outlined for our shareholders and further demonstrates our portfolio management capabilities.”

($ in millions, except per share amounts)
	Q2 ‘10	Q1 ‘10
	(unaudited)	(unaudited)
Average Earning Assets (at fair value)	$2,045.6	$1,224.4
Average Borrowed Funds	1,618.4	826.3
Average Equity	498.3	335.9

Interest Income	29.2	18.0
Interest Expense	6.4	3.6
Net Interest Income	22.8	14.4
Operating Expenses	2.8	2.2
Other Income	2.0	1.0
Net Income	22.0	13.2

Average Portfolio Yield	5.71%	5.88%
Cost of Funds	1.58%	1.60%
Debt to Equity Ratio	3.3	3.0
Return on Average Equity	17.71%	15.68%
Book Value per Share (Diluted)	$19.90	$20.26
EPS (Basic and Diluted)	$0.91	$0.77
Dividend	$0.74	$0.78

Financial Summary

In May 2010, the Company completed a follow-on offering of 9.1 million shares of common stock and raised net proceeds of approximately $179.5 million.  The increase in equity from the capital raise was a primary driver for the change in the Company’s net income for the second quarter of 2010.  The Company deployed the proceeds from the offering to increase its portfolio of mortgage-backed securities (“MBS”) to $2.3 billion as of June 30, 2010, which was an increase of $0.9 billion or 64% from March 31, 2010.  For the quarter ended June 30, 2010, average earning assets were $2.0 billion and generated interest income of $29.2 million.  This represents an increase of $0.8 billion or 67% and $11.2 million or 62%, respectively, from the first quarter of 2010.

The constant prepayment rate (“CPR”) of the Company’s portfolio during the second quarter continued to perform better than bonds with similar characteristics.  The Company’s 15-year agency residential mortgage-backed securities (“RMBS”) portfolio had a 3-month CPR of 11.4, versus a rate of approximately 19.0 for bonds with similar characteristics.  The Company’s 30-year agency RMBS portfolio had a 3-month CPR of 16.0, compared to a rate of approximately 29.2 for bonds with similar characteristics.  The Company’s agency Hybrid Adjustable Rate Mortgage (“ARM”) portfolio prepaid at a 46.1 CPR and the non-agency RMBS portfolio prepaid at a 3-month CPR of 16.3.  Overall, the weighted average 3-month CPR on the portfolio was 14.2.

The Company financed its MBS portfolio with a combination of borrowings under repurchase agreements and the Federal Reserve’s Term Asset-Backed Securities Loan Facility (“TALF”).  For the quarter ended June 30, 2010, the Company had average borrowings of $1.6 billion and interest expense of $6.4 million compared to $826.3 million and $3.6 million, respectively, for the first quarter of 2010.  The increase in average borrowed funds was a result of the Company’s entry into in repurchase agreements in connection with the deployment of the capital raised in the May follow-on offering.

Operating expenses for the second quarter 2010 totalled $2.8 million compared to $2.2 million for the first quarter 2010.  The ratio of operating expenses to average equity in the second quarter of 2010 decreased 0.41% to 2.24% as the Company benefited from improved operating efficiency after the May follow-on offering.

The Company’s book value per share as of June 30, 2010 was $19.90.

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About Invesco Mortgage Capital Inc.

Invesco Mortgage Capital Inc. is a real estate investment trust that focuses on financing and managing residential and commercial mortgage-backed securities and mortgage loans. Invesco Mortgage Capital Inc. is externally managed and advised by Invesco Advisers, Inc., a subsidiary of Invesco Ltd. (NYSE: IVZ), a leading independent global investment management company.  Additional information is available at www.invescomortgagecapital.com.

Earnings Call

Members of the investment community and the general public are invited to listen to the Company’s earnings conference call today, Wednesday, August 4, 2010, at 8:30 a.m. ET, by calling one of the following numbers:

US/Canada Toll Free:                             800 768 6727
International:                                           212 231 2920
Passcode:                                                 Invesco

An audio replay will be available until 11:00 am ET on August 18, 2010 by calling:
800-633-8284 (North America), enter reservation # 21476781; or
402-977-9140 (International), enter reservation # 21476781.

The presentation slides that will be reviewed during the call will be available on the Company’s website at www.invescomortgagecapital.com.

Cautionary Notice Regarding Forward-Looking Statements

This press release, and comments made in the associated conference call today, may include statements and information that constitute “forward-looking statements” within the meaning of the U.S. securities laws.  Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, targets, expectations, anticipations, assumptions, estimates, intentions and future performance. In addition, words such as “will,” “anticipates,” “expects” and “plans,” as well as any other statement that necessarily depends on future events, are intended to identify forward-looking statements.

Forward-looking statements are not guarantees, and they involve risks, uncertainties and assumptions. There can be no assurance that actual results will not differ materially from our expectations. We caution investors not to rely unduly on any forward-looking statements and urge investors to carefully consider the risks identified under the captions “Risk

Factors,” “Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our annual report on Form 10-K and quarterly reports on Form 10-Q, which are available on the Securities and Exchange Commission’s website at www.sec.gov.

All written or oral forward-looking statements that we make, or that are attributable to us, are expressly qualified by this cautionary notice.  We expressly disclaim any obligation to update the information in any public disclosure if any forward-looking statement later turns out to be inaccurate.

INVESCO MORTGAGE CAPITAL INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Six Months Ended
$ in thousands, except per share data	June 30, 2010	March 31, 2010	June 30, 2010
Revenues
Interest income	29,207	18,010	47,217
Interest expense	6,379	3,652	10,031
Net interest income	22,828	14,358	37,186

Other income (loss) Gain on sale of investments, net	642	733	1,375
Equity in earnings and fair value change in unconsolidated limited partnerships	1,649	446	2,095
Loss on other-than-temporarily impaired securities	(262)	(124)	(386)
Unrealized loss on interest rate swaps	(10)	(25)	(35)
Total other income	2,019	1,030	3,049

Expenses
Management fee – related party	1,771	1,284	3,055
General and administrative	284	182	466
Insurance	347	346	693
Professional Fees	386	409	795
Total expenses	2,788	2,221	5,009
Net income (loss)	22,059	13,167	35,226

Net income attributable to non-controlling interest	1,309	1,118	2,427
Net income (loss) attributable to common shareholders	20,750	12,049	32,799
Earnings per share:
Net income attributable to common shareholders (basic/diluted)	0.91	0.77	1.70
Dividends declared per common share	0.74	0.78	1.52
Weighted average number of shares of common stock:
Basic	22,808	15,685	19,266
Diluted	24,239	17,111	20,695

The company completed an initial public offering on July 1, 2009.  As a result, results of operations for the quarter ended June 30, 2009 were not meaningful and not presented.

INVESCO MORTGAGE CAPITAL INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

$ in thousands, except per share amounts
ASSETS	June 30, 2010	December 31, 2009
	(Unaudited)
Mortgage-backed securities, at fair value	2,315,492	802,592
Cash	16,235	24,041
Restricted cash	30,877	14,432
Principal paydown receivable	21,752	2,737
Investments in unconsolidated limited partnerships, at fair value	42,585	4,128
Accrued interest receivable	10,477	3,518
Prepaid insurance	921	681
Deferred offering costs	—	288
Other assets	568	983
Total assets	2,438,907	853,400

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Repurchase agreements	1,676,348	545,975
TALF financing	151,757	80,377
Derivative liability, at fair value	31,294	3,782
Dividends and distributions payable	20,329	10,828
Payable for investment securities purchased	7,548	—
Accrued interest payable	1,343	598
Accounts payable and accrued expenses	1,420	665
Due to affiliate	2,090	865
Total liabilities	1,892,129	643,090

Invesco Mortgage Capital Inc. Shareholders’ equity:
Preferred Stock: par value $0.01 per share; 50,000,000 shares authorized, 0 shares issued and outstanding	—	—
Common Stock: par value $0.01 per share; 450,000,000 shares authorized, 26,046,767 and 8,887,212 shares issued and outstanding, at June 30, 2010 and December 31, 2009, respectively	261	89
Additional paid in capital	514,400	172,385
Accumulated other comprehensive income	904	7,721
Retained earnings (accumulated deficit)	633	320
Total Invesco Mortgage Capital Inc. shareholders’ equity	516,198	180,515

Non-controlling interest	30,580	29,795
Total equity	546,778	210,310

Total liabilities and shareholders’ equity	2,438,907	853,400

Mortgage-Backed Securities

The following table summarizes certain characteristics of the Company’s mortgage-backed securities portfolio as of June 30, 2010:

$ in thousands	Principal Balance	Unamortized Premium (Discount)	Amortized Cost	Unrealized Gain/ (Loss)	Fair Value	Net Weighted Average Coupon (1)	Average Yield (2)
Agency RMBS:
15 year fixed-rate	583,542	28,577	612,119	10,074	622,193	4.88%	3.36%
30 year fixed-rate	651,633	44,251	695,884	11,977	707,861	5.79%	3.86%
ARM	8,787	192	8,979	(257)	8,722	2.86%	2.06%
Hybrid ARM	57,004	2,459	59,463	702	60,165	4.77%	2.29%
Total Agency	1,300,966	75,479	1,376,445	22,496	1,398,941	5.32%	3.56%

MBS – CMO	25,727	1,076	26,803	254	27,057	6.00%	4.59%
Non-Agency MBS	1,050,642	(359,278)	691,364	(1,255)	690,109	4.42%	9.84%
CMBS	189,512	(2,552)	186,960	12,425	199,385	5.02%	5.29%
Total	2,566,847	(285,275)	2,281,572	33,920	2,315,492	4.93%	5.62%
_____________________
(1)           WAC is presented net of servicing and other fees.
(2)           Average yield incorporates future prepayment and loss assumptions

Repurchase Agreements

The following table summarizes the Company’s borrowings by type of investment for the period ended June 30, 2010 and December 31, 2009:

$ in thousands	June 30, 2010		December 31, 2009
Repurchase Agreements	Amount Outstanding	Weighted Average	Amount Outstanding	Weighted Average
Agency RMBS	1,306,680	0.29%	545,975	0.26%
Non-Agency RBS	369,668	1.80%	—	—
Total Repurchase agreements	1,676,348	0.62%	545,975	0.26%
CMBS under TALF	151,757	3.56%	80,377	3.82%
Total Borrowings	1,828,105	0.87%	626,352	0.72%